EXHIBIT 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of May 10, 2019 between Annovis Bio, Inc. (the “Employer”), a Delaware corporation, and Maria L. Maccecchini (the “Employee”).

Recital:

The Employer and the Employee are parties to an Amended and Restated Employment Agreement dated as of April 12, 2010 and subsequently amended on January 1, 2011,  (collectively, the “2010 Employment Agreement”), which provides for the employment of the Employee by the Employer.  The parties wish to amend and restate the 2010 Employment Agreement, as provided in this Agreement, to provide for the continuing employment of the Employee by the Employer and for certain other matters in connection with such employment, all as set forth more fully in this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.                                      Duties.  The Employer agrees that the Employee shall be employed by the Employer to serve as President and Chief Executive Officer of the Employer.  The Employee shall report to the Board of Directors of the Employer (the “Board”).  The Employee agrees to be so employed by the Employer and to devote her best efforts and substantially all of her business time to advance the interests of the Employer and to perform such executive, managerial, administrative and financial functions as are required to develop the Employer’s business and to perform other duties assigned to the Employee by the Board that are consistent with the Employee’s position as President and Chief Executive Officer.  Nothing set forth herein shall prohibit the Employee from engaging in personal investing activities or serving on the boards of directors of other entities whose businesses are not competitive with the Employer, provided that such activities do not interfere in any material respect with the services to be provided by the Employee under this Agreement.

2.                                      Term.  Except for earlier termination as provided in Section 4 hereof, the Employee’s employment under this Agreement shall continue in effect until either party shall give to the other party at least ten business days’ prior written notice of the termination of this Agreement, which notice shall specify the date of termination.

3.                                      Compensation.

(a)                                 Salary.  From and after December 31, 2010, the Employee shall be paid an annual salary at the rate of not less than $120,000 (the “Base Salary”).  The Base Salary shall be paid in accordance with the Employer’s regular payroll practices.  The Base Salary may be increased from time to time by the Board.  The Board shall review the Base Salary at least annually at the end of each fiscal year of the Employer.  After the closing of an Initial Public Offering (as such term is defined below), the annual Base Salary shall be increased on a prospective basis to an amount to be determined by the Compensation Committee of the Board of Directors of the Employer (the “Committee”) in consultation with a compensation consultant hired by the Committee.  As used herein: an “Initial Public Offering” mean the first closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

(b)                                 Bonuses.  At the end of each fiscal year of the Employer that ends during the term of this Agreement, the Board shall consider the award of a performance bonus to the Employee for such fiscal year in an amount of up to 50% of the Employee’s Base Salary as in effect at the end of such fiscal year based upon the achievement of performance objectives established annually by the Board or its Compensation Committee.  Whether the performance objectives for any year have been achieved by the Employee shall be determined by the Board or its Compensation Committee.  The Employee shall also be eligible for the award of an additional discretionary bonus each year for exceptional performance.  Notwithstanding the foregoing, all bonuses shall be paid within two and one-half months after the close of each year.

(c)                                  Equity Incentive Programs.  The Employee shall be eligible to participate in equity incentive programs established by the Employer from time to time to provide stock options and other equity-based incentives to key employees of the Employer in accordance with the terms of those programs.  All stock options and restricted stock awards granted to the Employee will vest in full upon a change of control of the Employer (as defined in the stock option agreements covering such grants).

(d)                                 Fringe Benefits.  The Employee shall be entitled to participate in all insurance, vacation and other fringe benefit programs of the Employer to the extent and on the same terms and conditions as are accorded to other officers and key employees of the Employer.

(e)                                  Reimbursement of Expenses.  The Employee shall be reimbursed for all normal items of travel, entertainment and miscellaneous business expenses reasonably incurred by the Employee on behalf of the Employer, provided that such expenses are documented and submitted in accordance with the reimbursement policies of the Employer as in effect from time to time.

(f)                                   Entire Compensation.  The compensation provided for in this Agreement shall constitute full payment for the services to be rendered by the Employee to the Employer hereunder.

4.                                      Termination.

(a)                                 Death.  This Agreement shall automatically terminate effective as of the date of the Employee’s death, in which event the Employer shall not have any further obligation or liability under this Agreement except that the Employer shall pay to the Employee’s estate:  (i) any portion of the Employee’s Base Salary for the period up to the Employee’s date of death that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Employer, which benefits shall be paid in accordance with the terms of those plans.

(b)                                 Total Disability.  The Employer may terminate the employment of the Employee immediately upon written notice to the Employee in the event of the Disability (as that term is hereinafter defined) of the Employee for a period of 60 consecutive days, in which event, the Employer shall not have any further obligation or liability under this Agreement except that the Employer shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Employer, which benefits shall be paid in accordance with the terms of those plans.  The term “Disability,” when used herein, shall mean an illness, incapacity or a mental or physical condition that renders the Employee unable or incompetent to carry out the job responsibilities that the Employee held or the tasks that she was assigned at the time the disability commenced, as determined by the Board and supported by the opinion of a physician.  The Employee shall fully cooperate with the physician retained to furnish such opinion, including submitting to such examinations and tests as may be requested by the physician.

(c)                                  Termination by the Employer for Cause.  The Employer may terminate the Employee’s employment hereunder upon written notice to the Employee for any of the following reasons:  (i) habitual intoxication; (ii) abuse of a controlled substance; (iii) conviction of a felony involving moral turpitude; (iv) adjudication as an incompetent; (v) a breach by the Employee of any material term of this Agreement, including the Employee’s failure to faithfully, diligently and adequately perform her duties under this Agreement that is not corrected within ten days after written notice from the Employer, which notice shall set forth the nature of the breach; (vi) violation in any material respect of any of the Employer’s rules, regulations or policies; (vii) gross insubordination by the Employee in the performance of her duties under this Agreement; (viii) engaging in any conduct, action or behavior that, in the reasonable opinion of the Board, has had a material adverse effect on the reputation of the Employer or the Employee; (ix) any continued or repeated absence from the Employer, unless the absence is approved or excused by the Board or the result of the Employee’s illness, disability or incapacity (in which event the provisions of Section 4(b) hereof shall control); or (x) misappropriation of any funds or property of the Employer, theft, embezzlement or fraud.  In the event that the Employer shall discharge the Employee pursuant to this Section 4(c), the Employer shall not have any further obligation or liability under this Agreement, except that the Employer shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; and (ii) any benefits that have accrued to the Employee under the terms of the employee benefit plans of the Employer, which benefits shall be paid in accordance with the terms of those plans.

(d)                                 Other Termination by the Employer.  The Employer may terminate the employment of the Employee for any reason other than one specified in Section 4(b) or 4(c) hereof immediately upon written notice to the Employee, in which event the Employer shall pay to the Employee:  (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; (ii) any benefits that have accrued to the Employee under the terms of any employee benefit plans of the Employer, which benefits shall be paid in accordance with the terms of those plans; and (iii) subject to the execution by the Employee of a release satisfactory to the Employer and the compliance by the Employee with all terms and provisions of this Agreement that survive the termination of the Employee’s employment by the Employer, the Employee’s Base Salary for a period of twelve months after the effective date of the release, payable in accordance with the Employer’s regular payroll practices.

(e)                                  Termination by the Employee for Good Reason.  The Employee may terminate her employment by providing written notice to the Employer of a breach constituting Good Reason, which notice shall be provided within 90 days of the initial existence of the breach, provided such breach is not cured in all material respects to the reasonable satisfaction of the Employee within 30 days after such notice.  “Good Reason” shall be deemed to exist with respect to any termination of employment by the Employee for any of the following reasons: (i) a reassignment of the Employee to a location outside the Greater Philadelphia area; (ii) any material failure by the Employer to comply with any material term of this Agreement; or (iii) the demotion of the Employee to a lesser position than described in Section 1 hereof or a substantial diminution of the Employee’s authority, duties or responsibilities as in effect on the date of this Agreement or as hereafter increased; provided, however, that Good Reason shall not include a termination of the Employee’s employment pursuant to Section 4(b) or 4(c) hereof or, following a change of control of the Employer, a reduction in title, position, responsibilities or duties solely by virtue of the Employer being acquired and made part of a larger entity or operated as a subsidiary.  If the Employee shall terminate her employment hereunder for Good Reason, the Employee shall be entitled to be paid: (i) any portion of the Employee’s Base Salary for the period up to the date of termination that has been earned but remains unpaid; (ii) any benefits that have accrued to the Employee under the terms of any employee benefit plans of the Employer, which benefits shall be paid in accordance with the terms of those plans; and (iii) subject to the execution by the Employee of a release satisfactory to the Employer and the compliance by the Employee with all terms and provisions of this Agreement that survive the termination of the Employee’s employment by the Employer, the Employee’s Base Salary for a period of twelve months after the effective date of the release, payable in accordance with the Employer’s regular payroll practices.

(f)                                   Determination of Accrued Bonus.  For purposes of this Section 4, upon the termination of the Employee’s employment, the Board or its Compensation Committee shall consider whether all or any portion of the Employee’s bonus has accrued based upon a review and determination of the Employee’s progress toward achieving the performance objectives on which her bonus is based.  All decisions regarding the achievement of the performance objectives and the accrual of all or any portion of the bonus shall be in the absolute discretion of the Board or Compensation Committee, as the case may be.

(g)                                 Base Salary Continuation.  The Base Salary continuation set forth in Sections 4(d) and (e) above shall be intended either (i) to satisfy the safe harbor set forth in the regulations issued under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Treas. Regs. 1.409A-1(n)(2)(ii)) or (ii) be treated as a Short-term Deferral as that term is defined under Code section 409A (Treas. Regs. 1.409A-1(b)(4)).  To the extent such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Code section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Employer’s usual practice for its senior executives.  Notwithstanding any provision in this Agreement to the contrary, in the event that the Employee is a “specified employee” as defined in Section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of the Employee’s termination of employment or before the date of the Employee’s death, if earlier.

5.                                      Non-Disclosure and Non-Competition.

(a)                                 Non-Disclosure.  The Employee acknowledges that in the course of performing services for the Employer, the Employee will obtain knowledge of the Employer’s business plans, products, processes, software, know-how, trade secrets, formulas, methods, models, prototypes, discoveries, inventions, improvements, disclosures, names and positions of employees and/or other proprietary and/or confidential information (collectively the “Confidential Information”).  The Employee agrees to keep the Confidential Information secret and confidential and not to publish, disclose or divulge to any other party, and the Employee agrees not to use any of the Confidential Information for the Employee’s own benefit or to the detriment of the Employer without the prior written consent of the Employer, whether or not such Confidential Information was discovered or developed by the Employee.  The Employee also agrees not to divulge, publish or use any proprietary and/or confidential information of others that the Employer is obligated to maintain in confidence.

(b)                                 Non-Competition.  The Employee agrees that, during her employment by the Employer hereunder and for an additional period of one year after the termination of the Employee’s employment hereunder, neither the Employee nor any corporation or other entity in which the Employee may be interested as a partner, trustee, director, officer, employee, agent, shareholder, lender of money or guarantor, or for which she performs services in any capacity (including as a consultant or independent contractor) shall at any time during such period (i) be engaged, directly or indirectly, in any Competitive Business (as that term is hereinafter defined) or (ii) solicit, hire, contract for services or otherwise employ, directly or indirectly, any of the employees of the Employer.  For purposes of this Section 5(b) the term “Competitive Business” shall mean any firm or business organization that engages in the research, development, manufacturing, distribution, licensing or sale of any product that (i) relates to the prevention or treatment of Alzheimer’s Disease or (ii) otherwise relates to any line of business, activity or field of interest or investigation engaged in by the Employer, or as to which the Employee has substantive oversight or other responsibilities in the performance of her duties on behalf of the Employer, during the term of the Employee’s employment by the Employer.  The foregoing prohibition shall not prevent any employment or engagement of the Employee, after termination of employment with the Employer, by any company or business organization not substantially engaged in a Competitive Business as long as the activities of any such employment or engagement, in any capacity, do not involve work on matters related to any product or service being developed, manufactured, marketed, distributed or planned in writing by the Employer at the time of termination of Employee’s employment with the Employer.  The Employee’s ownership of no more than 5% of the outstanding voting stock of a publicly traded company shall not constitute a violation of this Section 5(b).  The parties acknowledge and agree that the provisions of this Section 5(b) are a continuation of those set forth in the 2008 Employment Agreement and are intended to continue in effect in accordance with this Agreement.

6.                                      Inventions and Discoveries.

(a)                                 Disclosure.  The Employee shall promptly and fully disclose to the Employer, with all necessary detail, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by the Employee (whether or not at the request or upon the suggestion of the Employer, solely or jointly with others), during the period of her employment with the Employer that (i) result from, arise out of, or relate to any work, assignment or task performed by the Employee on behalf of the Employer, whether undertaken voluntarily or assigned to the Employee within the scope of her responsibilities to the Employer, or (ii) were developed using the Employer’s facilities or other resources or in Employer time, or (iii) result from the Employee’s use or knowledge of the Employer’s Confidential Information, or (iv) relate to the Employer’s business or any of the products or services being developed, manufactured or sold by the Employer or that may be used in relation therewith (collectively referred to as “Inventions”).  The Employee hereby acknowledges that all original works of authorship that are made by the Employee (solely or jointly with others) within the above terms and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.  The Employee understands and hereby agrees that the decision whether or not to commercialize or market any Invention developed by the Employee solely or jointly with others is within the Employer’s sole discretion and for the Employer’s sole benefit and that no royalty shall be due to the Employee as a result of the Employer’s efforts to commercialize or market any such Invention.

(b)                                 Assignment and Transfer.  The Employee agrees to assign and transfer to the Employer all of the Employee’s right, title and interest in and to the Inventions, and the Employee further agrees to deliver to the Employer any and all drawings, notes, specifications and data relating to the Inventions, and to sign, acknowledge and deliver all such further papers, including applications for and assignments of copyrights and patents, and all renewals thereof, as may be necessary to obtain copyrights and patents for any Inventions in any and all countries and to vest title thereto in the Employer and its successors and assigns and to otherwise protect the Employer’s interests therein.  The Employee shall not charge the Employer for time spent in complying with these obligations.  If the Employer is unable because of the Employee’s mental or physical incapacity or for any other reason to secure the Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Employer as above, then the Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee.

(c)                                  Records.  The Employee agrees that in connection with any research, development or other services performed for the Employer, the Employee will maintain careful, adequate and contemporaneous written records of all Inventions, which records shall be the property of the Employer.

7.                                      Employer Documentation.  The Employee shall hold in a fiduciary capacity for the benefit of the Employer all documentation, disks, programs, data, records, drawings, manuals, reports, sketches, blueprints, letters, notes, notebooks and all other writings, electronic data, graphics and tangible information and materials of a secret, confidential or proprietary information nature relating to the Employer or the Employer’s business that are in the possession or under the control of the Employee.

8.                                      Injunctive Relief.  The Employee acknowledges that her compliance with the agreements in Sections 5, 6 and 7 hereof is necessary to protect the good will and other proprietary interests of the Employer and that the Employee is one of the principal executives of the Employer and conversant with the Employer’s affairs, its trade secrets and other proprietary information.  The Employee acknowledges that a breach of any of her agreements in Sections 5, 6 and 7 hereof will result in irreparable and continuing damage to the Employer for which there will be no adequate remedy at law; and the Employee agrees that in the event of any breach of the aforesaid agreements, the Employer and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.

9.                                      Full Agreement, Modification.  This Agreement amends, restates and supersedes the 2008 Employment Agreement and all other employment arrangements between the Employee and the Employer, but shall not supersede any existing confidentiality or nondisclosure agreements between the Employee and the Employer.  This Agreement constitutes the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both parties.

10.                               Amendments.  Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

11.                               Enforceability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

12.                               Construction.  This Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania.

13.                               Assignment.

(a)                                 By the Employer.  The rights and obligations of the Employer under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Employer.  This Agreement may be assigned by the Employer without the consent of the Employee.

(b)                                 By the Employee.  This Agreement and the obligations created hereunder may not be assigned by the Employee, but all rights of the Employee hereunder shall inure to the benefit of and be enforceable by her heirs, devisees, legatees, executors, administrators and personal representatives.

14.                               Notices.  All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

If to the Employer:

Annovis Bio, Inc.
1055 Westlakes Drive, Suite 300

Berwyn, PA  19312

Attention:  Chairman of the Board

If to the Employee:

Maria L. Maccecchini

1223 Foxglove Lane

West Chester, PA 19380-5854

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

15.                               Waivers.  No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or her or its duly authorized agent.  A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

16.                               Section 409A.  It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Employee to payment of interest or any additional tax under Code section 409A.  The parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in the Employee being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Employer and the Employee.

17.                               Survival of Covenants.  The provisions of Sections 5, 6, 7 and 8 hereof shall survive the termination of this Agreement.  Furthermore, any other provision of this Agreement that, by its terms, is intended to continue beyond the termination of the Employee’s employment shall continue in effect thereafter.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

ANNOVIS BIO, INC.

By:	/s/ Maria L. Maccecchini

Title:	President & CEO

/s/ Maria L. Maccecchini
Maria L. Maccecchini